EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) by and between Amplex Electric, Inc., an Ohio corporation (the “Company”), and Mark Radabaugh (“Executive”), is hereby entered into and effective as of June 15, 2024.

RECITALS

The Company desires to assure itself of the services of the Executive upon the completion (the “Closing”) of the transactions contemplated by that certain Stock Purchase Agreement (the “Purchase Agreement”), dated as of May 1, 2024, by and among Nicholas Financial Inc. (“NICK”), the Company, and certain other parties thereto and thereafter on the terms herein provided by entering into this Agreement.

The Executive desires to provide services to the Company on the terms herein provided, and if the Closing does not occur, this Agreement shall be void ab initio and terminate and be of no force or effect.

Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

AGREEMENTS

1.
Employment and Duties.
(a)
The Company hereby employs Executive in the position of Chief Executive Officer. Executive shall have those responsibilities, duties and authorities reasonably consistent with such position, including those as may be reasonably established by the Company’s Board of Directors (the “Board”). If requested by the Board, Executive shall also serve as the Chief Executive Officer of any entity controlled by the Company (each, a “Company Member” and taken together with the Company, the “Company Group”). Without limitation, Executive hereby accepts this employment upon the terms and conditions contained herein and agrees to devote his full business time, attention and efforts to promote and further the business of the Company and the Company Group, acknowledging that during such employment he shall not become engaged in any other business activity pursued for gain, profit or other pecuniary advantage without the prior consent of the Board, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Executive (i) may engage in charitable, civic, fraternal and community affairs and educational, professional and/or trade industry association activities, (ii) manage Executive’s personal passive investments, (iii) with prior written notice to the Board, serve on the boards of directors of no more than two (2) non-profit organizations, (iv) participate in the organizations or entities listed on Schedule A and, (v) with the prior written approval of the Board, serve on the boards of directors of for-profit companies; provided, that, any such activities in items (i) through (v) do not interfere in any material respect, either individually or in the aggregate, with the performance of Executive’s duties under this Agreement or create a potential business or fiduciary conflict.
(b)
Executive shall faithfully adhere to, execute and fulfill all legal policies lawfully established by the Board.

4888-8124-4597.3

(c)
The Executive, if so appointed to the Board, agrees to serve as a member of the Board of Directors (or equivalent body) of the Company and any Company Member without additional compensation until the earlier of Executive’s resignation, death or removal. Except as provided in any governing documents of the Company or any shareholder agreement, Executive acknowledges and agrees that if he no longer is employed by the Company or any member of the Company Group as the Chief Executive Officer, he shall immediately tender his resignation from each applicable board seat of the Company Group.
2.
Compensation. For all services rendered by Executive in any capacity required hereunder, the Company shall compensate Executive as follows:
(a)
Base Salary. During the Term (as defined herein), Executive shall be paid a base salary at the rate of $170,032.00 per year (the “Base Salary”), pro-rated for any partial calendar year worked, and paid in accordance with the customary payroll practices of the Company. Any increases in the Base Salary shall be determined by the Board.
(b)
Bonus. During the Term (as defined herein), Executive shall be eligible to (i) receive cash bonuses in the discretion of the Board and (ii) participate in the Company’s quarterly bonus program as in effect from time to time (the “Bonus Program”). Executive’s right to receive a bonus for any fiscal quarter is conditioned on Executive continuing to be employed by the Company as of the payment date of such bonus or as otherwise set forth in the Bonus Program.
(c)
Benefits. Executive shall be entitled to receive additional benefits from the Company in such form and to such extent as specified below:
(i)
Payment of such premiums (or such portion thereof as is provided by the Company’s plans for its senior executives generally) for coverage for Executive and his dependents under health, hospitalization, dental, life and other insurance plans that the Company may have in effect from time to time, on the same terms generally provided to other senior executives from time to time.
(ii)
Reimbursement for all reasonable out-of-pocket business and travel expenses incurred by the Executive in connection with Executive’s performance of his duties hereunder. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company’s expense reporting policy in effect from time to time.
(iii)
The Company shall provide Executive with other executive perquisites as may be available to or deemed appropriate for Executive by the Board and shall allow Executive to participate in all other Company-wide executive benefits, including, without limitation, any 401(k) plan, long-term incentive plan, equity incentive plan, share purchase programs, or other similar benefit plans on the same terms as may be made available generally to other senior executives of the Company Group. Such benefit plans may include equity incentive plans of NICK.
(iv)
During the Term, Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies, as in effect from time to time. Holidays shall be provided in accordance with the Company policy, as in effect from time to time.

(d)
No Other Compensation or Benefits; Payment. The compensation and benefits specified in this Section 2 shall be in lieu of any and all other compensation and benefits on account of Executive’s employment. Payment of all compensation and benefits to Executive hereunder shall be made in accordance with the relevant Company policies in effect from time to time, including normal payroll practices (but not less frequently than monthly), and shall be subject to all applicable employment and withholding taxes.
(e)
Cessation of Employment. In the event Executive shall cease to be employed by the Company for any reason, then Executive’s compensation and benefits shall cease on the date of such event, except as otherwise provided in this Agreement or applicable law or terms of such benefit programs.
3.
Restrictive Covenants.
(a)
Executive shall not, during the period of his employment by or with the Company and for the Applicable Period (defined below), for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:
(i)
Engage with, become employed by, manage, invest in or render services to any entity anywhere in (i) the State of Ohio, (ii) the State of Michigan, or (iii) or any other location in which the Company has operations during the Term (or has taken substantial steps during the Term toward commencing operations) engaged in the business of: (x) providing broadband or fixed-wireless services; or (y) any other business line or service the Company or any Company Member in which the Executive did business and had personal contact on the date hereof or at any time during the Term (the “Business”); provided that, notwithstanding the foregoing, Executive shall not be prohibited from passively owning less than five percent (5%) of the outstanding securities of any person or entity whose securities are traded on a national securities exchange (each, a “Nominal Interest”);
(ii)
directly or indirectly hire, employ, engage, solicit or seek the employment or engagement of, any employee then or at any time within the prior twelve (12) months employed by any Company Member, or solicit or induce any person to leave their employ with any Company Member or in any manner work for or with Executive or any organization or entity in which Executive has an interest or with which Executive is associated; provided that the foregoing restriction shall not prohibit (a) any solicitation or hiring of any person who has not been employed by the Company for at least 12 months, (b) solicitation of any person pursuant to, or as a result of, any public advertisement or posting or other form of general solicitation that is not specifically directed at employees of the Company or the Business, or (c) solicitation or hiring of any person by any company or other entity in which Executive simply holds a Nominal Interest;
(iii)
obtain or solicit or provide, or attempt in any manner to obtain or solicit or provide, goods or services to any customer of the Company or the Company Group, if such provision of goods or services or related activities are or could be competitive with the Business; or

(iv)
attempt to induce any supplier or vendor of the Company or the Company Group to cease being a supplier or vendor of the Company or the Company Group.

For the purposes of this Agreement, the term “Applicable Period” shall mean a period equal to twelve (12) months after the Term (or any extension thereof).

(b)
Because of the difficulty of measuring economic losses to the Company Group as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company or any Company Member for which it would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by the Company in the event of breach by him, by injunctions and restraining orders.
(c)
It is agreed by the parties that the foregoing covenants in this Section 3 impose a reasonable restraint on Executive in light of the activities, business and plans of the Company on the date of the execution of this Agreement.
(d)
Notwithstanding any of the foregoing, if any applicable law shall reduce the Applicable Period during which Executive shall be prohibited from engaging in any competitive activity described in Section 3(a) hereof, the “Applicable Period” for which Executive shall be prohibited pursuant to Section 3(a) hereof shall be deemed the maximum time permitted by law.
4.
Term; Termination; Rights on Termination. The term of this Agreement shall begin on the date hereof and continue for a period of two (2) years until terminated by the parties hereto in accordance with this Agreement (the “Initial Period”). The Term of this Agreement shall be automatically renewable, without further act of the parties, for any number of successive and consecutive twelve (12) month periods (each a “Renewal Period”), provided, however, that neither the Initial Period nor any Renewal Period shall be renewed if either the Company or Executive, not later than sixty (60) days prior to the end of the Initial Period or any Renewal Period, whichever is applicable, notifies the other of the non-renewal of this Agreement. The Initial Period and any Renewal Periods are jointly referred to herein as the “Term”. Executive’s employment may be terminated in any one of the following ways:
(a)
Death. The death of Executive shall immediately terminate Executive’s employment under this Agreement with no severance or other compensation due to Executive’s estate, except for any unpaid Base Salary earned through the date of his death, a pro-rated portion of Executive’s quarterly bonus through the date of his death, any earned and unused vacation (to the extent payable in accordance with the benefits policies of the Company in effect at the time of Executive’s death), and any expenses for which reimbursement would be due under the terms of this Agreement.
(b)
Disability. If Executive experiences a Disability (as defined below), Executive’s employment under this Agreement may be terminated by the Company upon thirty (30) days’ written notice if Executive is unable to resume substantially his full time duties at the conclusion of such notice period. For purposes hereof, “Disability” means Executive has been deemed disabled for purposes of any group or individual disability policy paid for by the Company that is in effect at the time of such disability, and if no such policy is in effect, if, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been unable to perform his duties hereunder on a substantially full-time basis for four (4) consecutive months. Executive’s compensation during any period of Disability prior to the effective date of such termination shall be the amounts normally payable to him in accordance with his then current annual Base Salary, reduced by the amounts of disability pay, if any, paid to Executive under any Company disability program. Executive shall not be entitled to any further compensation from the Company for any period subsequent to the effective date of such termination, except for pay or benefits, if any, in accordance with then existing severance policies of the Company and the severance terms of Company benefit plans generally available to employees of the Company, a pro-rated portion of Executive’s quarterly bonus through the date of termination, any earned and unused vacation (to the extent payable in accordance with the benefits policies of the Company in effect at the time of Executive’s Disability), and any expenses for which reimbursement would be due under the terms of this Agreement.
(c)
Termination by Company.
(i)
For Cause. The Company may terminate Executive’s employment under this Agreement immediately upon written notice to Executive for cause (“Cause”), which means: (i) the indictment or conviction of Executive for a felony and/or crime of moral turpitude (or a plea of guilty or no contest by Executive to any of the foregoing); (ii) Executive’s breach of fiduciary duty to the Company or any Company Member; (iii) any material breach or material violation of this Agreement, if Executive has first been given written notice of the breach or violation and, if curable, Executive does not cure such conduct within thirty (30) days of such notification; (iv) Executive engaging in any willful misconduct or gross negligence which is injurious to the Company or any member of the Company Group, if Executive has first been given written notice of the misconduct or gross negligence and, if curable, Executive does not cure such conduct within thirty (30) days of such notification; (v) Executive engaging in any fraudulent conduct, including without limitation embezzlement or misappropriation of funds or the use by Executive of his position for an improper or undisclosed personal benefit; (vi) Executive’s diversion of a corporate opportunity for his own personal gain; or (vii) Executive’s willful and repeated failure or refusal to materially follow the lawful and reasonable instructions of the Board, if such failure or refusal continues for a period of ten (10) business days after the Company provides Executive with written notice stating the instructions which Executive has failed or refused to follow. In the event of a termination for Cause, as enumerated above, Executive shall be entitled to receive any unpaid Base Salary through the date of termination, any earned and unused vacation (to the extent payable in accordance with the benefits policies of the Company in effect at the time of Executive’s termination), and any expenses for which reimbursement would be due under the terms of this Agreement, but Executive shall have no right to any then unpaid bonus relating to the year in which Cause occurs (whether or not earned) or any Severance Pay (as defined herein).
(ii)
Without Cause. In addition to the provisions of Section 4(c)(i), the Company may terminate Executive’s employment under this Agreement at any time upon thirty (30) days prior written notice to Executive. In the event of such a termination, Executive shall receive any unpaid Base Salary, a pro-rated portion of Executive’s quarterly bonus through the date of his termination, any earned and unused vacation (to the extent payable in accordance with the benefits policies of the Company in effect at the time of Executive’s termination), and any expenses for which reimbursement would be due under the terms of this Agreement. In addition, the Company shall pay Executive, subject to the Executive executing a general release in a form reasonably satisfactory to the Company (a “General Release”) of all claims and rights Executive may have against the Company or any Company Member, and their respective officers, directors, managers, and executives relating solely to Executive’s employment and/or termination (but not with respect to any claims Executive may have as a shareholder of the Company, under the Purchase Agreement, or any Transaction Agreement (as defined in the Purchase Agreement)), an amount equal to six (6) months of the Base Salary at the annual rate being paid at the date of termination of employment, in periodic installments in accordance with the Company’s regular payroll practices in effect from time to time (“Severance Pay”). Subject to Section 14, the payments of Severance Pay hereunder shall commence on the first regular pay day immediately following the later of the termination date or the date such General Release is executed and is no longer subject to revocation.
(d)
Termination by Executive.
(i)
Without Good Reason. The Executive may terminate his employment under this Agreement without Good Reason upon sixty (60) days’ notice to the Company. In the event of such a termination, Executive shall have the right to receive any unpaid Base Salary, any earned and unused vacation (to the extent payable in accordance with the benefits policies of the Company in effect at the time of Executive’s termination), and any expenses for which reimbursement would be due under the terms of this Agreement, but Executive shall have no right to any unearned pro-rated bonus or any Severance Pay.
(ii)
With Good Reason. The Executive may resign from the Executive’s employment with Good Reason (as defined below). In the event of such a resignation, Executive shall receive any unpaid Base Salary, a pro-rated portion of Executive’s quarterly bonus through the date of his termination, any earned and unused vacation (to the extent payable in accordance with the benefits policies of the Company in effect at the time of Executive’s termination), any expenses for which reimbursement would be due under the terms of this Agreement, and subject to Executive executing a General Release, Severance Pay.

For purposes of this Agreement, the Executive shall have “Good Reason” to resign from his employment hereunder upon the occurrence of any of the following without Executive’s written consent:

(i) any material adverse change in Executive’s employment title;

(ii) a reduction in Executive’s Base Salary, other than a reduction in Executive’s Base Salary commensurate with a reduction that applies generally to the other employees of the Company;

(iii) a relocation of more than 50 miles required by the Company or any Company Member as a condition of continued employment from Executive’s then current primary place of employment; or

(iv) any material breach by the Company or any Company Member of the terms of this Agreement;

provided, that in each case, the Executive will only have “Good Reason” for resignation if (A) Executive delivered written notice to the Company indicating in reasonable detail the facts and circumstances alleged to provide a basis for such Good Reason (the “Good Reason Notice”), and (B) the Company fails to cure such circumstances within thirty (30) days of the date of delivery of such Good Reason Notice.

(e)
Payment Through Termination. Except as otherwise provided herein, upon termination of Executive’s employment under this Agreement for any reason provided above in this Section 4, Executive shall be entitled to receive all Base Salary earned and all benefits and reimbursements due through the effective date of termination. All other rights and obligations under this Agreement shall cease as of the effective date of termination, except that Executive’s and the Company’s obligations, as applicable, under Sections 3, 5, 6, 7, 8, 9, 10, 16 and 17 shall survive such termination in accordance with their terms.
5.
Inventions; Confidential Information and Trade Secrets.
(a)
Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment and which are related to the business or activities of the Company Group and which Executive conceives as a result of his employment by the Company in furtherance of Company business. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Executive agrees that all such materials which he develops or conceives and/or documents during such period shall be deemed works made-for-hire for the Company within the meaning of the copyright laws of the United States or any similar or analogous law or statute of any other jurisdiction and accordingly, the Company shall be the sole and exclusive owner for all purposes for the distribution, exhibition, advertising and exploitation of such materials or any part of them in all media and by all means now known or which may hereafter be devised, throughout the universe in perpetuity. Executive agrees that in furtherance of the foregoing, he shall disclose, deliver and assign to the Company all such conceptions, ideas, improvements and discoveries and shall execute all such documents, including patent and copyright applications, as the Company reasonably shall deem necessary to further document the Company’s ownership rights therein and to provide the Company the full and complete benefit thereof. Should any arbitrator or court of competent jurisdiction ever hold that the materials derived from Executive’s contributions to the Company do not constitute works made-for-hire, Executive hereby irrevocably assigns to the Company, and agrees that the Company shall be the sole and exclusive owner of, all right, title and interest in and to all such materials, including the copyrights and any other proprietary rights arising therefrom. Executive reserves no rights with respect to any such materials, and hereby acknowledges the adequacy and sufficiency of the compensation paid and to be paid by the Company to Executive for the materials and the contributions he will make to the development of any such information or materials. Executive agrees to cooperate with all lawful efforts of the Company Group at the Company’s sole expense to protect the Company Group’s rights in and to any or all of such information and materials and will at the request and sole expense of the Company execute any and all instruments or documents reasonably necessary or desirable in order to register, establish, acquire, prosecute, maintain, perfect or defend the Company Group’s rights in and to such information materials.
(b)
Executive acknowledges and agrees that all Confidential Information (as defined below), Trade Secrets (as defined below) and other property delivered to Executive by or on behalf of the Company Group or its representatives, vendors or customers which pertain to the business of the Company Group shall be and remain the property of the Company or any other entity in the Company Group, as applicable. Executive agrees that he shall at all times (1) maintain strictly the confidentiality of and shall not disclose any such Confidential Information or Trade Secrets other than in connection with his employment by the Company and (2) not use the Confidential Information or Trade Secrets for any purposes other than in connection with his employment by the Company, unless disclosure is required by law, subpoena, court order or in connection with any legal proceeding.

For purposes hereof, the parties agree that “Confidential Information” means and includes without limitation: (1) all business or financial information, plans, processes and strategies, market research and analyses, projections, financing arrangements, consulting and sales methods and techniques, expansion plans, forecasts and forecast assumptions, business practices, operations and procedures, marketing and merchandising information, distribution techniques, customer information and other business information, including records, designs, patents, technology, business plans, financial statements, manuals, memoranda, lists and other documentation respecting the Company Group that the Company Group considers confidential and proprietary and takes reasonable action to protect from disclosure; (2) all information and materials which are proprietary and confidential to a third party and which have been provided to the Company Group by such third party for the Company Group’s use; and (3) all information derived from the foregoing. Confidential Information shall not include information and materials that are already, or otherwise become, known by or generally available to the public, other than as a result of an act or omission by Executive in breach of the provisions of this Agreement or any other applicable agreement between Executive and the Company.

For purposes hereof, the term “Trade Secret” shall have the meaning given in the Delaware enactment of the Uniform Trade Secrets Act, and shall include, without limitation, the whole or any portion or phase of any scientific or technical information, design, process, formula, concept, data organization, manual, other system documentation, or any improvement of any thereof, in any case that is valuable and secret (in the sense that it is not generally known to the Company’s competitors).

6.
Return of Company Property; Termination of Employment. At such time, as Executive’s employment with the Company is terminated (other than upon death and, in the case of Disability, if able), he shall be required to participate in an exit interview at the Company’s headquarters for the purpose of assuring a proper termination of his employment and his obligations hereunder provided that such interview may be held before, on or after the actual date of such termination. On or before the actual date of such termination (other than upon death or Disability), Executive shall return to the Company all records, materials and other physical objects relating to his employment with the Company and owned or provided to him by the Company or any entity in the Company Group, including, without limitation, all Company credit cards, cell phones, computers and access keys and all materials relating to, containing or derived from any Trade Secrets or Confidential Information. In the case of death or any Disability that impairs Executive’s ability to satisfy the foregoing, the Company shall work with Executive’s estate or representatives to satisfy the foregoing.
7.
No Prior Agreements. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or constitute a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company Group for, and hold the Company Group harmless from, and against, all claims, including, but not limited to, reasonable attorneys’ fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company Group based upon or arising out of any employment agreement, non-competition agreement, invention or secrecy agreement or similar agreement between Executive and such third party.
8.
Non-Disparagement. Each of Executive, on the one hand, and the Company and each other Company Member and their respective affiliates, on the other hand, agrees not to issue, circulate, publish or utter any false or disparaging statements about the other party or any of their respective affiliates, officers, directors, parents, executives, products or services, and each such party agrees not to issue, circulate, publish or utter any false or disparaging statements about the other. Notwithstanding the foregoing, nothing in this Agreement shall preclude a party (a) from making any truthful statements required or compelled by legal process, applicable laws or regulations, including without limitation disclosure to a governmental or regulatory entity or a law enforcement agency conducting an investigation, hearing or inquiry, or (b) from making any statement or otherwise engaging in any conduct in connection with enforcing such party’s rights or defending any claim under this Agreement or any other agreement between the parties.
9.
Director and Officer Insurance. The Company shall maintain in full force and effect directors’ and officers’ liability insurance in reasonably sufficient amounts as determined by the Board against all risks usually insured against for executives employed by similar privately held businesses.
10.
Binding Effect; Assignment. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. The Company may assign its rights hereunder and delegate its obligations hereunder to a successor in interest to the Company’s business, whether by merger, sale of assets or otherwise.
11.
Complete Agreement. This Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement and the documents executed in connection with Section 2(d) above, are the final, complete and exclusive statement and expression of the agreement between the Company and Executive regarding the subject matter contained herein and of all the terms of this Agreement; it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements and any such prior agreements are hereby superseded by this Agreement.
12.
Notice. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To the Company:

Nicholas Financial, Inc.

26133 US 19 North, Suite 300

Clearwater, Florida 33763

Attention: Jeff Royal, Chairman

E-mail: jroyal@dundeebanking.com

With a copy to:

Kutak Rock LLP
The Omaha Building
1650 Farnam Street
Omaha, Nebraska 68102
Attention: Anthony D. Scioli
Email: anthony.scioli@kutakrock.com

To Executive:

Mark Radabuagh

2670 Middleton Pike

Luckey, Ohio 43443

Notice shall be deemed given and effective three (3) days after the deposit in the U.S. mail of a written notice addressed as above and sent first class mail, certified, return receipt requested, or on the date transmitted if sent by email or facsimile on a business day, or on the next business day following the date transmitted if sent by email or facsimile on a day other than a business day, or on the date actually received, if delivered by hand, whichever is earlier. Either party may change the address for notice by notifying the other party of such change in accordance with this Section 12.

13.
Severability; Headings. It is the intention of the parties that the provisions herein shall be enforceable to the fullest extent permitted under applicable law, and that the unenforceability of any provision or provisions hereof, or any portion thereof, shall not render unenforceable or otherwise impair any other provisions or portions thereof. If any provision of this Agreement is determined by a court of competent jurisdiction to be unenforceable, void or invalid in whole or in part, this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions or portions thereof and to alter the bounds thereof, including specifically, any time, place and manner restrictions contained in any of the restrictive covenants contained herein, in order to render it valid and enforceable. In any event, the balance of this Agreement shall be enforced to the fullest extent possible without regard to such unenforceable, void or invalid provisions or part thereof. The Section headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.
14.
Section 409A Compliance.
(a)
If Executive is a “specified employee” within the meaning of section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), at the time of his termination of employment, any benefit payable under this Agreement that is considered “nonqualified deferred compensation” under Code Section 409A that is provided to Executive on account of his separation from service shall be paid no earlier than six months after his separation from service (or, if earlier, his death), and any amount that otherwise would have been paid during this six-month period will be paid in a lump sum on first business day of the seventh month following the month in which his separation from service occurs.
(b)
Any payments to be made under this Agreement upon a termination of the Executive’s employment by the Company for Cause or without Cause, or as a result of the Executive’s voluntary termination of employment, shall only be made if such termination of employment constitutes a “separation from service” under Code Section 409A.

(c)
Payments and benefits triggered by Executive’s “separation from service” from the Company shall be made or initiated, as applicable, within 60 days following such separation from service.
(d)
If Executive experiences a “separation from service” from the Company and the 60-day period following such separation from service begins in one calendar year and ends in a second calendar year (a “Crossover 60-Day Period”), and if there are any payments subject to Code Section 409A due Executive as a result of such separation from service that are: (i) conditioned on Executive executing and not revoking a release of claims and (ii) otherwise due to be paid during the portion of the Crossover 60-Day Period that falls within the first year, then such payments will be delayed and paid in a lump sum during the portion of the Crossover 60-Day Period that falls within the second year; provided such release of claims becomes effective and irrevocable during the Crossover 60-Day Period, if at all.
(e)
For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment.
(f)
To the extent required by Code Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (ii) any reimbursement of an eligible expense shall be paid to Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (iii) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.
(g)
This Agreement shall be interpreted to avoid any additional tax under Section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.
15.
Party Actions. Each party acknowledges that in any action by the other party to enforce the provisions of this Agreement, including without limitation Sections 3, 5, 6, 7, 8, 9 or 15 of this Agreement, claims asserted by the first party against the other arising out of employment with the Company or otherwise shall not constitute a defense to enforcement of any obligations hereunder.
16.
Consent to Jurisdiction. Each party hereto irrevocably agrees that any unresolved dispute or controversy arising under or in connection with this Agreement shall be brought only to the exclusive jurisdiction of the courts of the State of Ohio located in Columbus, Ohio or the federal courts located in the United States District Court for the District of Ohio, and each party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such action and irrevocably waives, to the fullest extent permitted by law, any objection that it or he may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum.
17.
Governing Law. This Agreement shall be deemed executed and delivered in and in all respects be construed according to the laws of the State of Ohio without reference to its conflicts of laws provisions.

18.
Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be made electronically by facsimile or by email of a PDF or otherwise) by the parties, and each such electronic delivery shall be deemed to be effective as an original. Each of the undersigned signatories represents that he has full power and authority to enter into and deliver this Agreement and that such signatory’s principal shall be bound hereby.
19.
Modifications. This Agreement may not be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought, or his or its duly authorized representative or officer. No waiver by Executive or the Company of any breach of any provision hereof will be deemed a waiver of any prior or subsequent breach of the same or any other provision. The failure of Executive or the Company to exercise any right provided herein will not be deemed on any subsequent occasions to be a waiver of any right granted hereunder to either of them.
20.
EXECUTIVE ACKNOWLEDGES THAT, BEFORE SIGNING THIS AGREEMENT, HE WAS GIVEN AN OPPORTUNITY TO READ IT, CAREFULLY EVALUATE IT, AND ASK ANY QUESTIONS HE MAY HAVE HAD REGARDING IT OR ITS PROVISIONS. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAD THE RIGHT TO HAVE THIS AGREEMENT REVIEWED BY AN ATTORNEY OF HIS CHOOSING, THAT THE COMPANY GAVE HIM A REASONABLE PERIOD OF TIME TO DO SO IF HE SO WISHED. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE IS NOT BOUND BY ANY AGREEMENT WHICH WOULD PREVENT HIM FROM PERFORMING HIS DUTIES AS SET FORTH HEREIN, NOR DOES HE KNOW OF ANY OTHER REASON WHY HE WOULD NOT BE ABLE TO PERFORM HIS DUTIES AS SET FORTH HEREIN.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year first above written.

COMPANY:

Amplex Electric, Inc.

By:_/s/ Jeff Royal____________________________

Name: Jeff Royal

Title: Chairman

EXECUTIVE:

_/s/ Mark Radabaugh___________________________

Mark Radabaugh

SCHEDULE A

1.
Eastwood Education Foundation
2.
Troy Township Joint Economic Development Division
3.
Wireless Internet Service Provider Association – Political Action Committee
4.
Red Bug, LLC
5.
RedBug Properties, Ltd.

4888-8124-4597.3